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                                    EXHIBIT D

                             (Acquisition Agreement
                               Fort Thomas Resort)

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                                   AGREEMENT

This Agreement is made and entered into on this date 25th day of July, 1997 by and between Sterling World Wide (hereinafter referred to as "BUYER") and Mado Investment Company Ltd. (hereinafter to as "SELLER") and is follows:

WHEREAS the Seller is the owner(s) of the Fort Thomas Resort located on St. Kitts and desires to sell the same, and

WHEREAS the Buyer desires to acquire the Fort Thomas Resort under agreeable terms and conditions as set forth herein;

NOW THEREFORE, for and in consideration of the mutual covenants and promises herein contained the parties agree as follows:

(1)  The purchase price shall be the sum of TEN MILLION DOLLARS ($10,000,000
     USD) payable in shares of common stock of Sterling World Wide a NASDAQ BB stock trading symbol (STWW).

(2) The price per share shall be determined as the closing bid price date of closing of this contract i.e. the sum of $10,000,000 USD divided by the closing bid price date of the closing shall equal the number of shares delivered to the Seller. The purchase shares shall be issued in accordance with Exhibit "A" attached hereto and made a part hereof.

(3)  Buyer shall be responsible for the following outstanding obligations.

                (a) $203,476 USD to vendors

(4) The sale and purchase of this property shall be considered an exchange of real property for shares of common stock in Sterling World Wide. Said shares are currently trading on the NASDAQ BB under the trading symbol
     (STWW).

(5) Closing shall occur within ten days after the execution of this agreement by all parties. The closing location shall be determined by all parties.
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                                  EXHIBIT "A"


The issuance of the purchase shares shall be as follows:

Fifty percent (50%) of the purchase price shall be delivered in shares issued pursuant to Rule 144 of the Securities Act of 1934, as amended. Shares shall be issued in certificates of 100,000 shares each. Seller agrees that 60% of these shall be held for a period of not less than one year. The remaining 40% of the shares will be held in accordance with Rule 144.

Fifty percent (50%) of the purchase price shares shall be issued in accordance with Regulation "S" of the Securities Act of 1933, as amended. Sixty percent (60%) of these shares shall be held by the purchase for a period of one year. The remaining forty percent (40%) shall be held in accordance with Regulation "S".

The price per share shall be determined on the closing date and shall be the closing bid price as reported on the NASDAQ. The purchase price of $10,000,000 USD shall be divided by the closing bid price to determine the actual number of shares to be issued to the Seller. Purchaser warrants that at the expiration of the term of one year if the price per share has declined in excess of 10% of the closing bid price additional shares shall be issued to thee Seller in the same ration as set forth above to restore the original selling price on the closing date.


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                                  EXHIBIT "B"


                              PROPERTY DESCRIPTION

Being 6.72 acres of land, more or less, and being described as the Fort Thomas Hotel Resort located in St. Kitts and lying on the extreme southern end of Wigley Avenue in Fortlands. This tract is somewhat rectangular in shape and is a corner lot bounded by the sea to the south and west and by public roads to the east and north. The property contains a three story building totaling 47,712 square feet and currently operates as the Fort Thomas Hotel and Resort together with all property and improvements thereon.

This property is further described in an appraisal report dated June 23, 1997 issued by Quinlan, Walwyn Associates of St. Kitts.